Exhibit 10.1

FIRST ADVANTAGE CORPORATION

Flexible LONG-TERM INCENTIVE PROGRAM

FY2007 Summary Program Document

1. ELIGIBILITY

The Compensation Committee shall designate key members of management as eligible Participants for the program. These Participants are employees that will ensure that FADV achieves its long-term goals and objectives. Participants in the Program will be identified at the beginning of each year, and participation in the Flexible LTIP may vary from year to year.

2. AWARD TYPE

You will have the choice between receiving stock options and/or restricted stock/units:

1.	Stock Options — Stock options provide you with the voluntary opportunity, but not obligation, to buy Company stock at a pre-set exercise price, which is set at fair market value on the date of grant, for a specified period of years. The specified period of time you can exercise your stock option is 10 years from the date of grant, provided you have met the vesting requirements. When you exercise your stock option for a gain, you are then responsible for all associated taxes.

2.	Restricted Stock — Restricted Stock is an award of full-value shares of stock, which carry voting rights and dividend rights, but which cannot be sold, transferred or pledged until vested. At the time of vesting, the share restrictions are released and the shares are fully transferable. However, at this time you are also responsible for all associated taxes.

3.	Restricted Stock Units (RSUs) — RSUs are full-value phantom units that mirror the stock price of FADV and convert into real shares of FADV stock on the “Settlement Date.” The Settlement Date is a future date you select; this date must be later than the original vesting date. In other words, this vehicle allows you to defer actual receipt of the shares, and all associated taxes. If you choose this vehicle as a part of your Flexible LTIP Award, you must choose a Settlement Date for receiving the shares on the Preference Form. RSUs do not entitle you to voting or dividend rights until you actually take receipt of the shares on the Settlement Date.

3. AWARD OPPORTUNITIES

The Compensation Committee, together with recommendations from the CEO and President, shall determine Awards to provide a Participant. The Compensation Committee intends to generally provide market-competitive Awards based on Participant’s assigned tier based on responsibility and level within the FADV organization.

Awards are determined based on a Participant’s assigned tier at the beginning of the fiscal year. Awards will be communicated via “Point” assignments. You choose how to “spend” your “Points.” Stock options cost 1 point and restricted stock/units cost 3 points.

Awards will be granted as of February 22, 2007.

4. AWARD FREQUENCY

Subject to the Compensation Committee’s sole discretion, you may be eligible to receive Awards annually.

5. AWARD VESTING

Vesting will occur at one-third (33.3%) per year on each anniversary of the grant date for all equity-based Awards — stock options, restricted stock, and restricted stock units. The Award becomes fully vested after 3 years. If you terminate employment prior to vesting, you forfeit your award. Vested RSUs that have not yet been Settled will be paid to you at the Settlement Date or your Termination Date, whichever is earlier; certain exceptions may apply under the new deferred compensation regulations, Code Section 409(A). In the event of a termination due to a (i.) Reduction-In-Force (RIF), (ii.) Retirement, (iii.) Disability, (iv.) Death, or (v.) “Change-In-Control,” please see the next section for additional details.

6. TERMINATION PROVISIONS

In the event of a Participant’s Termination of employment with the Company, the Compensation Committee shall, in its sole discretion, determine the amount, timing, and form of any Flexible LTIP Awards payable. For the FY2007 Award, it is the Committee’s intention to treat Awards in following manner, if applicable, depending upon the type of Termination:

Type of Termination	Treatment of Unvested Awards	Timing of Award Payment
Involuntary/Voluntary Termination	100% forfeited.	n/a
Reduction-In-Force Qualified Retirement Qualified Disability Death	Pro rata vesting adjusted for the # of full months worked.	Typically settled 30 days after termination.

7. ADMINISTRATION OF THE PROGRAM

The Compensation Committee shall have the full power and authority to interpret, construe, and administer this Program and the interpretations, construction, and administration thereof, and actions taken thereunder, including the determination of each executive’s Awards, shall be binding and conclusive on all persons for all purposes. The Committee reserves the right to terminate, amend, or supplement the program at any time. No officer or director of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation, construction, and administration of this Program unless such action is attributable to his or her own willful misconduct.

This Summary Program Document should not be interpreted as a contract of employment or to bind either the associate or the Company to a specific period of employment.

8. PROSPECTUS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended. (A prospectus is a legal document that describes the terms of a stock offering. You are encouraged to retain this prospectus for future reference.)

The date of this prospectus is February 1, 2007.

This prospectus covers 4,000,000 shares of Class A common stock, par value $0.001, of First Advantage Corporation, which may be issued from time to time to eligible employees who elect to participate in the First Advantage Corporation 2003 Incentive Compensation Plan, as amended. These shares have been registered pursuant to a registration statement on Form S-8 (No. 333-128349).

This prospectus and all references to “you” and “your” apply only to employees of First Advantage Corporation, or its participating subsidiaries, who are eligible to participate in the Plan and who elect to participate in the Plan. This prospectus summarizes the material provisions of the Plan. Because this prospectus is a summary, it does not contain all of the information that may be important to you. You should read the Plan for a full statement of all of the terms and conditions governing your participation under the Plan. If the information in this prospectus differs from the provisions of the Plan, you should rely on the provisions of the Plan.